THE SOMERSET GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
                                            Six Months Ended      Year Ended

                                            June 30,              December 31,
                                                 1997      1996        1996
Cash flows from operating activities:
  Net income                                1,007,000   1,353,000   2,039,000
  Add (deduct) items not affecting cash:
    Depreciation and amortization              60,000      13,000      67,000
    Deferred income taxes                     377,000     473,000     896,000
    Equity in earnings of First Indiana    (1,717,000) (1,942,000) (3,002,000)
    Dividends received from First Indiana Co  544,000     508,000   1,015,000
    Other, net                                                         15,000
    Changes in operating assets and liabilities:
      Trade accounts, notes, and other rec,    56,000     619,000   1,029,000
      Prepaid expenses                        (20,000)    (43,000)    (10,000)
      Accounts payable and accrued expenses   (24,000)   (262,000)   (473,000)
      Accrued and refundable income taxes    (127,000)   (147,000)   (175,000)
                                              -------     -------    --------
Net cash provided by operating activities     156,000     572,000   1,401,000

Cash flows from investing activities:
  Purchase of property, plant and equipment   (28,000)    (70,000)    (89,000)
  Payment for purchase of One Investment      (73,000) (1,182,000) (1,415,000)
  Decrease in notes receivable and other ass   34,000      14,000      31,000
  (Increase) decrease ub sgirt-term investments,
   at cost                                   (575,000)  2,446,000   2,470,000
                                             --------   ---------   ---------
Net cash (used) provided by investing        (642,000)  1,208,000     997,000

Cash flows from financing activities:
  Principal payments on long-term borrowings      ---  (2,500,000) (2,500,000)
  Proceeds from reissue of treasury shares    243,000      96,000     109,000
  Purchase of treasury shares                (313,000)    (21,000)   (237,000)
  Cash dividends paid                        (234,000)   (205,000)   (409,000)
                                              -------    --------    --------
Net cash (used) provided by financing        (304,000) (2,630,000) (3,037,000)

(Decrease) increase in cash and cash equival (790,000)   (850,000)   (639,000)

Cash and cash equivalents at beginning      1,060,000   1,699,000   1,699,000
                                             --------    --------    --------
Cash and cash equivalents at end of period    270,000     849,000   1,060,000
                                              =======     =======    ========

See accompanying Notes to Consolidated Financial Statements




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